Berliner Communications Announces Record Fiscal Fourth Quarter and
Full-Year 2008 Financial Results

Revenue increase 133% to $128.4 Million

Income from Operations increase 552% to $18.0 Million

ELMWOOD PARK, N.J., September 29, 2008 — Berliner Communications, Inc. (“BCI” or the “Company”) (OTC BB: BERL), a leading provider of design, construction and installation services to the wireless telecommunications industry, today announced financial results for the fiscal fourth quarter and full-year for the period ending June 30, 2008.

Financial Highlights
•
Revenue for fiscal 2008 increased 133% to a record $128.4 million from $55.1 million in fiscal 2007; Revenues for the fiscal fourth quarter 2008 increased 34% to $24.4 million from $18.2 million in the year-ago period

•	EBITDA for the fiscal year was $19.2 million, or 15% of sales and EBITDA for the fiscal fourth quarter was $5.5 million, or 23% of sales
•	Net income to common shareholders for fiscal 2008 increased 660% to a record $8.5 million from $1.1 million in fiscal 2007

Rich Berliner, CEO of BCI, stated, “Fiscal 2008 was a year of exciting growth for BCI, as we achieved record-level financial performance, both at the top- and bottom-lines. We are extremely proud of this success and we will continue to rely on continued dedication, hard-work and commitment to outstanding customer service by our employees to propel our company’s future growth. We experienced a healthy increase in orders, particularly in our fiscal second quarter, which drove our record-level top- and bottom-line financial performance for the year. Our significant growth required careful management to maintain the high quality of our service offerings as well as prudent management of expenses to ensure profitability. Our team did an extraordinary job of meeting this challenge, particularly in the fourth quarter, leveraging our fixed infrastructure and resources by reducing the cost of revenues and expanding our profit margins. This is also reflected in the record EBITDA we delivered for the year-over-year fiscal fourth quarter and full year 2008. We continue to pursue growth opportunities and have taken steps to bolster our sales and marketing resources, evaluate expansion to new geographic markets, and broaden our network services portfolio to better address our customers’ needs. Our national presence, competitive position, financial stability and solid brand recognition are competitive advantages that we believe will serve us well as we pursue our growth strategy.”

Corporate Highlights
•
In June 2008, all Company investors holding 7% Senior Subordinated Secured Convertible Notes due 2008 converted their notes six months ahead of their maturity date in exchange for an aggregate of six million shares of the Company's common stock

•	In April 2008, the Company closed on a $15 million revolving credit facility with PNC Bank with the flexibility to access a portion of the line to help fund acquisitions
•
Subsequent to the fiscal year end, the Company launched its Green Energy Group to provide integration capability for traditional network power equipment with environmentally friendly primary and backup power solutions as per FCC guidelines

•
The Company announced an exchange transaction with its largest stockholder, Old Berliner, Inc., to liquidate and distribute shares to its shareholders. The transaction is expected to increase the Company’s public float by over five million shares

Fiscal Fourth-Quarter 2008 Financial Results
For the fiscal fourth quarter ended June 30, 2008, total revenue increased 34% to $24.4 million from $18.2 million for the quarter ended June 30, 2007. This increase is primarily due to growth in the infrastructure construction and technical services segment and to new business from top customers.

Total operating expenses for the quarter ended June 30, 2008 increased 16% to $6.7 million from $5.8 million for the quarter ended June 30, 2007. This increase was primarily due to additional expenses related to the operations of the markets for the Digitcom and Radian acquisitions as well as additional payroll expenses in existing markets related to increased staffing levels necessary to facilitate the increased sales and expected continued growth of existing operations.

Income from operations increased 935% to $5.2 million from $0.5 million in the year-ago period. Net income allocable to common shareholders increased 1,250% to $2.2 million, or $0.11 per basic and $0.08 per fully diluted share outstanding (based on 20.1 million basic and 27.1 million fully diluted weighted average shares outstanding, respectively) from $0.2 million, or $.01 per basic and $.01 per fully diluted share outstanding, respectively, for the quarter ended June 30, 2007.

Fiscal Full-Year 2008 Financial Results
Total revenues increased 133% to a record $128.4 million for the year ended June 30, 2008 from $55.1 million for the year ended June 30, 2007. This increase is primarily due to significant growth in the infrastructure construction and technical services segment and to significant awards of new business from top customers during the first half of fiscal 2008. In addition, approximately $19.2 million of this increase is attributable to the Digitcom and Radian acquisitions.

Gross profit for the year ended June 30, 2008 was a record $44.9 million, or 35% profit margin, compared to $17.9 million, or 32% gross profit margin, in the period ended June 30, 2007. Total operating expenses for the year ended June 30, 2008 increased 76% to $25.7 million from $14.6 million for the year ended June 30, 2007.

Income from operations increased 552% to a record $18.0 million from $2.8 million in the year-ago period. Net income allocable to common shareholders increased 660% to record $8.5 million, or $0.47 per basic and $0.31 per fully diluted share outstanding (based on 17.9 million and 27.2 million weighted average shares outstanding, respectively) from $1.1 million or $0.07 per basic and $0.06 per fully diluted share outstanding (based on 17.0 million and 19.1 million weighted average shares outstanding, respectively) for the year ended June 30, 2007.

EBITDA, that is operating income less the gain on sale of fixed assets plus depreciation expense, increased from $3.2 million to $19.2 million, or 492%, in fiscal 2008 compared to the prior year. A reconciliation of EBITDA to income from operations is as follows:

	(Amounts in Thousands)
	(Unaudited)
	Three Months Ended		Year Ended
	June 30,
	2008	2007	2008	2007
Income from Operations	$5,187	$501	$18,038	$2,767
Depreciation and Amortization Expense	349	296	1,190	484
Gain on sale of fixed assets	(19)	-	(11)	(5)
EBITDA	$5,517	$797	$19,217	$3,246

At June 30, 2008, the Company had cash and cash equivalents of approximately $3.2 million and net working capital of approximately $16.6 million. Shareholders’ equity increased 223% to $22.3 million from $6.9 million at June 30, 2007.

Mr. Berliner continued, “In addition to the strength in our operational and financial performance in fiscal 2008, we have also significantly strengthened our balance sheet. Our capital structure now consists of $22.3 million in shareholders’ equity and just $2.2 million in total debt. In June 2008 - six months ahead of plan - we successfully converted our noteholders to equity holders, and we are now in the process of a transaction that will effect the exchange of all stock held by Old Berliner, Inc. shareholders into freely tradable Berliner Communications, Inc. common stock. This should add approximately five million shares to our public float, simplify our ownership structure and improve liquidity. We believe these actions will have a positive impact on our stock valuation in the long-term.”

“While we are proud of our performance this year and our overall financial strength, we believe the first and second quarters of fiscal 2009 will be challenging, and that our financial results during this period will not match the first two quarters of fiscal 2008. This is primarily the result of a large WiMax project that is currently delayed. This does not in any way change the incredible opportunities that we see ahead of us, opportunities that we believe will allow us to continue our ability to be profitable on an annual basis. We consider our annual results to be the most appropriate way to evaluate our business because of the quarterly variability of our results.

Conference Call:
Management will be hosting a conference call to review the quarterly results at 4:30 PM, today, Monday, September 29. Interested parties may access the call by calling 800-762-8779 from within the United States, or 480-248-5081 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through October 13, 2008 and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int'l), passcode 3924342.

The call is additionally being web cast by ViaVid Broadcasting and can be accessed at www.bcisites.com or at ViaVid's website at http://www.viavid.net or by going to the following link: http://viavid.net/dce.aspx?sid=00005693. The web cast can be accessed until October 15, 2008. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About Berliner Communications, Inc.
Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified, including, but not limited to our stock price, trading volume, top and bottom-line growth and liquidity, do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

Contact:	Berliner Communications, Inc. Rich Berliner 201-791-3200 berlinerr@bcisites.com

Investor Relations:
Hayden Communications
Peter Seltzberg
212-946-2849
Peter@haydenir.com

tables follow

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,173	$2,483
Accounts receivable, net of allowance for doubtful accounts
of $830 and $261 at June 30, 2008 and 2007, respectively	31,189	22,911
Inventories	1,012	666
Deferred tax assets - current	536	336
Prepaid expenses and other current assets	762	771
	36,672	27,167
Property and equipment, net	2,924	2,569
Amortizable intangible assets, net	816	960
Goodwill	2,084	2,270
Deferred tax assets - long-term, net	505	911
Other assets	268	387
Total Assets	$43,269	$34,264

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$4,820	$7,399
Accrued liabilities	11,919	6,588
Accrued income taxes	1,849	326
Line of credit	217	5,537
Current portion of long-term debt	1,133	797
Current portion of capital lease obligations	118	52
	20,056	20,699
Long-term debt, net of current portion	467	5,765
Long-term capital lease obligations, net of current portion	305	199
Other long-term liabilities	104	694
Total liabilities	20,932	27,357

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock	1	-
Additional paid-in capital	22,630	15,655
Accumulated deficit	(294)	(8,748)
Total stockholders' equity	22,337	6,907
Total liabilities and stockholders' equity	$43,269	$34,264

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Year Ended June 30,
	2008	2007

Revenues	$128,372	$55,135
Costs of revenues	83,452	37,275
Gross margin	44,920	17,860
Selling, general and administrative expenses	25,703	14,614
Depreciation and amortization	1,190	484
Gain on sale of fixed assets	(11)	(5)
Income from operations	18,038	2,767

Other (income) expense
Interest expense	1,359	560
Amortization of deferred financing fees and accretion of debt discount	2,031	678
Financing fees	-	695
Interest income	(71)	(37)
Income in equity investments	-	(41)
Other income	(162)	(14)
Income before income taxes	14,881	926
Income tax (benefit) expense	6,427	(186)
Net income allocable to common shareholders	$8,454	$1,112

Net income per share:
Basic	$0.47	$0.07
Diluted	$0.31	$0.06

Weighted average number of shares outstanding:
Basic	17,918	17,035
Diluted	27,166	19,062